EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-66738, 33-86946, 33-92878, 33-95050, 33-98170, 333-01632, 333-108160, 333-15655, 333-29431, 333-52417, 333-58605, 333-62828, 333-92160, and 333-135651 on Form S-8 of our reports dated March 27, 2007, relating to the financial statements and financial statement schedule of PetSmart, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of PetSmart, Inc. and subsidiaries for the year ended January 28, 2007.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 27, 2007